UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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TRANSMETA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

June   , 2007

To our stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Transmeta Corporation to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Tuesday, July 31, 2007 at 8:00 a.m., Pacific Daylight Time.

The matters expected to be acted upon at the meeting are: (i) the election of two Class I directors to our Board of Directors, (ii) the approval of a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio within the range from one-for-10 to one-for-40, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock, at any time prior to July 31, 2008, and (iii) the ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Each of these proposals is described in detail in the accompanying Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in Transmeta’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Sincerely,

Lester M. Crudele
President and Chief Executive Officer

This Proxy Statement is dated June   , 2007, and will first be mailed to the stockholders of Transmeta Corporation on or about          , 2007.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR INDEPENDENCE
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
CONSIDERATION OF DIRECTOR NOMINEES
STOCKHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS
BOARD ATTENDANCE AT ANNUAL MEETINGS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPANY STOCK PRICE PERFORMANCE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG TRANSMETA CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RDG SEMICONDUCTOR COMPOSITE INDEX
PROPOSAL NO. 2 — AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
PROPOSAL NO. 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
OTHER BUSINESS

TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2007 Annual Meeting of Stockholders of Transmeta Corporation will be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Tuesday, July 31, 2007 at 8:00 a.m., Pacific Daylight Time.

At the meeting, you will be asked to consider and vote upon the following matters:

1. To elect two Class I directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our Board of Directors intends to present the following nominees for election as Class I directors:

R. Hugh Barnes
Murray A. Goldman

2. To approve a proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio within the range from one-for-10 to one-for-40, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock, at any time prior to July 31, 2008.

3. To ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2007.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on June 15, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. A list of such stockholders will be available for inspection at our offices located at 3990 Freedom Circle, Santa Clara, California, during ordinary business hours for the 10-day period preceding the meeting.

By Order of the Board of Directors

John O’Hara Horsley
Secretary

Santa Clara, California
          , 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE, SHE OR IT PREVIOUSLY RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE, CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO BE VOTED.

TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Transmeta Corporation, a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Tuesday, July 31, 2007, at 8:00 a.m., Pacific Daylight Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about June   , 2007. Our annual report for fiscal year 2006 is enclosed with this proxy statement.

Record Date

Only holders of record of our common stock at the close of business on June 15, 2007 (the “record date”) will be entitled to vote at the meeting. At the close of business on the record date, we had 199,933,774 shares of common stock outstanding and entitled to vote.

Quorum

A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. If stockholders cause abstentions to be recorded or brokers holding their clients’ shares of record cause “broker non-votes” (as described below) or abstentions to be recorded, these shares will be considered present and entitled to vote at the meeting and will be counted toward determining whether or not a quorum is present.

Voting Rights

The holders of our common stock will vote on each of the proposals described in this proxy statement. Each share of our common stock is entitled to one vote. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below) for each proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposals One (Election of Directors), Two (Amendment to Amended and Restated Certificate of Incorporation to Effect Reverse Stock Split) and Three (Ratification of Selection of Independent Auditors) to be voted on at the meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of Proposals One (Election of Directors), Two (Amendment to Amended and Restated Certificate of Incorporation to Effect Reverse Stock Split) and Three (Ratification of Selection of Independent Auditors) to be voted on at the meeting. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

Required Votes

Proposal One.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the two nominees for election to our Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the open seats.

Proposal Two.  Approval of the proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio within the range from one-for-10 to one-for-40, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock, requires the affirmative vote of a majority in voting power of the shares of our common stock outstanding as of the record date, voting together as a single class.

Proposal Three.  Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage-paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at our 2007 Annual Meeting of Stockholders. Stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes “FOR” such proposal (or, in the case of the election of directors, as a vote “FOR” election to our Board of Directors of all of the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, the proxies that are executed and returned prior to the meeting will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of our 2007 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at our 2007 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at our 2007 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our capital stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of capital stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person, although attendance of the meeting in person will not in and of itself revoke a valid proxy that was previously delivered. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. Our Board of Directors is divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Two Class I directors are to be elected at the meeting for a three-year term ending in 2010. Our Board of Directors has nominated, upon the recommendation of the nomination and corporate governance committee of our Board of Directors, R. Hugh Barnes and Murray A. Goldman for election as the Class I directors. The table and biographies below present information about each of the nominees recommended by our Board of Directors. Shares represented by the accompanying proxy will be voted “FOR” the election of the two nominees recommended by our Board of Directors unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

Nominees for Election to our Board of Directors

Name of Director Nominee	Age	Principal Occupation	Director Since

R. Hugh Barnes(1), (2)	61	Independent Technology Consultant	1998
Murray A. Goldman(2)	69	Independent Technology Consultant	1998

(1)	Member of the audit committee of our Board of Directors.

(2)	Member of the nominating and corporate governance committee of our Board of Directors.

R. Hugh Barnes has served as Chairman of our Board of Directors since May 2007, as a director of Transmeta since November 1998, and as President and Chief Operating Officer of Transmeta from October 2001 to April 2002. Mr. Barnes served as a business advisor to Transmeta from March 1997 to November 1998. From April 1984 to January 1997, Mr. Barnes was employed at Compaq Computer Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President and Chief Technical Officer. Mr. Barnes also serves on the Board of Directors of several privately held companies. Mr. Barnes holds a B.S. in electrical engineering from Iowa State University.

Murray A. Goldman has served as a director of Transmeta since November 1998, as Chairman of our Board of Directors from November 1998 to May 2007, and as Chief Executive Officer from October 2001 to April 2002. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. From July 1969 to January 1997, Dr. Goldman was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

Our Board of Directors recommends a vote FOR the election of each of the above director nominees.

DIRECTORS CONTINUING IN OFFICE

The table and biographies below present information about each director whose term of office continues after the meeting:

Name of Director	Age	Principal Occupation	Director Since

Lester M. Crudele	57	President, Chief Executive Officer and Director of Transmeta	2005
Robert V. Dickinson(1),(2),(3)	65	President and Chief Executive Officer, California Micro Devices Corporation	2005
William P. Tai(1),(3)	44	General Partner of Charles River Ventures	1995
T. Peter Thomas(3)	60	Managing Director of ATA Ventures Management LLP	1995
Rick Timmins(2)	55	Retired	2003

(1)	Member of the nominating and corporate governance committee of our Board of Directors.

(2)	Member of the audit committee of our Board of Directors.

(3)	Member of the compensation committee of our Board of Directors.

Lester M. Crudele has served as a director of Transmeta since June 2005 and was appointed as President and Chief Executive Officer of Transmeta in February 2007. From February 2006 to June 2006, Mr. Crudele served on an acting basis as President and Chief Operating Officer of Quickfilter Technologies, Inc., a privately held fabless semiconductor company and developer of mixed signal integrated circuits. From November 2000 to May 2004, Mr. Crudele served on the Board of Directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as President and Chief Executive Officer from November 2000 to October 2002. From December 1999 to November 2000, Mr. Crudele served on the Board of Directors and as a management consultant for Quantum Effect Devices, or QED, a developer of high-performance embedded microprocessors, until QED was acquired by PMC-Sierra in 2000. From 1997 to 1999, Mr. Crudele was employed by Compaq Computer Corporation, a computer manufacturer, where he served as vice president and general manager of Compaq’s Workstation Products Division. Mr. Crudele began his career in 1972 at Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, where he later served as chief architect for several Motorola MC 68000-series microprocessors and also served in a variety of management positions, most recently returning to Motorola in 1990 and serving as Vice President and General Manager of its RISC Microprocessor Division from 1991 to 1997. Mr. Crudele holds a B.S. in electrical engineering from Florida Atlantic University.

Robert V. Dickinson has served as a director of Transmeta since May 2005. Mr. Dickinson has served as President, Chief Executive Officer, and a member of the Board of Directors of California Micro Devices Corporation, a supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets, since April 2001. From August 1999 to April 2001, he was Vice President and General Manager of the Optical Storage Division of Cirrus Logic, Inc., a semiconductor manufacturer, where previously, starting in 1992, he served in several other senior executive roles, including President of its Japanese subsidiary. From 1988 to 1992, Mr. Dickinson held senior management positions at Western Digital Corporation, a semiconductor and disk drive manufacturer, following its acquisition of Verticom, Inc., where he served as President and Chief Executive Officer from 1987 to 1988. Mr. Dickinson holds an A.B. from University of California at Berkeley and an M.S. from the University of Washington, both in physics. He was also a Sloan Fellow at the Stanford Graduate School of Business.

William P. Tai has served as a director of Transmeta since December 1995. Since June 2002, Mr. Tai has served as a general partner of Charles River Ventures, a venture capital firm. Since July 1997, Mr. Tai has also served as a general partner and managing director of Institutional Venture Management, a venture capital firm. Mr. Tai also serves on the Board of Directors of Microtune, a provider of broadband wireless components, as well as the boards of directors of several privately held companies. Mr. Tai holds a B.S. in electrical engineering from the University of Illinois and an M.B.A. from the Harvard Graduate School of Business.

T. Peter Thomas has served as a director of Transmeta since December 1995. Mr. Thomas has served as Managing Director of ATA Ventures Management LLP since April 2004 and has been a General Partner of Institutional Venture Management since November 1985. Mr. Thomas also serves on the Board of Directors of Atmel Corp., a manufacturer of a broad range of high performance non-volatile memory and logic integrated circuits, as well as several privately held companies. Mr. Thomas holds a B.S. in electrical engineering from Utah State University and an M.S. in computer science from Santa Clara University.

Rick Timmins has served as a director of Transmeta since May 2003. From January 1996 until his retirement in April 2007, Mr. Timmins was employed at Cisco Systems, Inc., a computer networking products company, where he held a series of financial management positions, most recently as Vice President of Finance. From January 1974 until December 1995, Mr. Timmins was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a series of financial management positions, most recently as Vice President and Controller of the Microprocessor, Memory and Microcontroller Group. Mr. Timmins also serves on the Board of Directors of Ultratech Stepper, Inc., a developer and manufacturer of photolithography equipment used in the fabrication of semiconductor and nanotechnology components. He holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. from St. Edward’s University in Austin, Texas. Mr. Timmins is a Certified Public Accountant.

DIRECTOR INDEPENDENCE

The nominating and corporate governance committee of our Board of Directors has determined that each of Messrs. Barnes, Dickinson, Goldman, Tai, Thomas and Timmins, each a non-employee director of Transmeta, is independent under the rules of The NASDAQ Stock Market. Mr. Crudele is no longer independent based upon his appointment in February 2007 to serve as our President and Chief Executive Officer. In making its independence determinations, the nominating and corporate governance committee each year reviews any transactions and relationships between the director, or any member of his or her immediate family, and is based on information provided by the director, company records and publicly available information during the year. Specifically, the nominating and corporate governance committee will consider the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our company and any other public company for which the non-employee director serves as a director. During 2006, there were no relationships or transactions in these categories reviewed by the nominating and corporate governance committee, nor were there any other similar relationships or transactions that the nominating and corporate governance committee considered.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During 2006, our Board of Directors met 15 times, including telephone conference meetings, and acted by unanimous written consent one time. Each of our directors attended more than 75% of the total number of meetings held by our Board of Directors and all committees of our Board of Directors on which that director served. The independent members of our Board of Directors meet on a regular basis in executive session outside of the presence of management.

Standing committees of our Board of Directors include an audit committee, a compensation committee and a nominating and corporate governance committee.

The audit committee monitors the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management, appoints and reviews, and evaluates the independence and performance of, our independent auditors, and facilitates communication among our independent auditors and our financial and senior management. The current members of the audit committee are Messrs. Barnes, Dickinson and Timmins, who is the committee chair. Our Board of Directors has determined that each member of the audit committee is independent within the meaning of the rules of the SEC and The NASDAQ Stock Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Mr. Timmins is the designated audit committee financial expert within the meaning of the rules and regulations of the SEC and is financially sophisticated within the meaning of the rules of The NASDAQ Stock Market. Mr. Timmins is also considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee met nine times and acted by unanimous written consent one time during 2006. A copy of the audit committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corpgovernance.html.

The compensation committee reviews and approves, on behalf of our Board of Directors, all compensation to be provided to our Chief Executive Officer and other executive officers, reviews and proposes to our Board of Directors compensation to be provided to members of our Board of Directors and its committees, and administers our incentive compensation plans and equity-based compensation awards. The current members of the compensation committee are Messrs. Dickinson, Tai, and Thomas, who serves as the committee chair. Each of Messrs. Tai, Dickinson and Thomas is an independent director as defined by The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although our Chief Executive Officer, Chief Financial Officer, General Counsel and, during 2006, Senior Vice President of Human Resources attend portions of some of the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation. The compensation committee met 11 times and acted by unanimous written consent two times during 2006. A copy of the compensation committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corpgovernance.html.

The nominating and corporate governance committee recommends for nomination by our Board of Directors candidates for membership on our Board of Directors, recommends our corporate governance guidelines, oversees the evaluation of our Board of Directors and board committees, and advises our Board of Directors on corporate governance matters. The current members of the nominating and corporate governance committee are
Messrs. Barnes, Dickinson and Tai and Dr. Goldman, who is the committee chair. Our Board of Directors has determined that each of Dr. Goldman and Messrs. Barnes, Dickinson and Tai is independent within the meaning of the rules of The NASDAQ Stock Market. The nominating and corporate governance committee acted by unanimous written consent one time during 2006. A copy of the nominating and corporate governance committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corpgovernance.html.

DIRECTOR COMPENSATION

Our directors are reimbursed for their reasonable expenses associated with their attendance at meetings of our Board of Directors. In addition, each non-employee director is paid cash compensation as follows:

•	an annual retainer of $20,000 for his or her services as a director;

•	an annual retainer of $5,000 for his or her service on either of the audit committee or compensation committee;

•	an annual retainer of $5,000 if he or she is the chairperson of either of the audit committee or compensation committee; and

•	an annual retainer of $5,000 if he or she serves as the lead non-employee director of our Board of Directors.

In 2006, each of our non-employee directors received a cash retainer payment in accordance with the schedule described above following the annual meeting of stockholders in June 2006. In June 2007, the compensation committee determined to adjust the schedule described above for paying cash retainers to our non-employee directors on an annual basis by instead adopting a schedule for paying those same cash retainers to each of our non-employee directors in equal quarterly increments on a regular quarterly basis.

Members of our Board of Directors are also eligible to participate in our 2000 equity incentive plan. Our 2000 equity incentive plan permits discretionary option grants, and provides for automatic and non-discretionary option grants, to non-employee directors. In addition, under our 2000 equity incentive plan, each non-employee director who becomes a member of our Board of Directors will be granted an automatic option to purchase 30,000 shares of our common stock, plus a discretionary option to purchase 170,000 shares of our common stock, as of the date that such director joins our Board of Directors. Immediately after each annual meeting of our stockholders, each non-employee director will be granted an additional automatic option to purchase 15,000 shares of our common stock, plus a discretionary option to purchase 35,000 shares of our common stock, as long as the non-employee director is a member of our Board of Directors on that date and has served continuously as a member of our Board of Directors for at least 12 months since the last option grant to that non-employee director. If less than 12 months has passed, then the aggregate number of shares subject to those options granted after the annual meeting will be equal to 50,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The exercise price will be 100% of the fair market value of our common stock on the date of grant. Each option will have a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors will vest over three years at a rate of one-third of the total shares subject to the option on the first anniversary of the date of grant, and 2.77778% of the total shares subject to the option each month thereafter, so long as the non-employee director remains a director or consultant to us. In the event of our dissolution, liquidation or a change in control transaction, options granted to our non-employee directors under the 2000 equity incentive plan will vest and be exercisable in full.

In June 2006, we granted to each of then non-employee members of our Board of Directors a regular annual stock option to purchase up to 50,000 shares of our common stock under our 2000 equity incentive plan. The seven non-employee directors who received such grants were R. Hugh Barnes, Lester M. Crudele, Robert V. Dickinson, Murray A. Goldman, William P. Tai, T. Peter Thomas, and Rick Timmins. Each of these annual grants included an automatic stock option and a discretionary stock option, including an incremental discretionary option to purchase 23,151 shares of our common stock in order to adjust for the unusual timing of our 2005 annual meeting of stockholders in November 2005, with each such annual grant constituting an aggregate option to purchase a total of up to 50,000 shares of our common stock. Each of these stock options has an exercise price per share of $1.48, which was the closing price of our common stock on The NASDAQ Global Market on the effective date of grant, is exercisable for a term of 10 years from the date of grant, subject to earlier termination pursuant to the terms of the standard plan grant forms, and is a non-qualified stock option. Each of these stock options vests over three years at a rate of one-third of the total shares on the first anniversary of the date of grant, and 2.77778% of the total shares each month thereafter, so long as the non-employee director continues to provide services to us as a director or consultant. In the event of our dissolution, liquidation or change in control, each of these options will vest and be exercisable in full.

On January 31, 2006, we entered into a consulting agreement with Mr. Barnes. Under the terms of the consulting agreement, in addition to and independent of his service as a member of our Board of Directors, Mr. Barnes performed operational management consulting services for us through December 31, 2006. Under the terms of the consulting agreement, Mr. Barnes was paid a quarterly consulting fee of $10,000, starting with the first calendar quarter of 2006, in compensation for his services as a consultant.

On October 31, 2006, we entered into a consulting agreement with Mr. Crudele. Under the terms of the consulting agreement, in addition to and independent of his service as a member of our Board of Directors, Mr. Crudele performed consulting services for us relating to the evaluation of business opportunities and the planning of potential projects to develop advanced computing technologies, as requested by our President and Chief Executive Officer. Under the consulting agreement, Mr. Crudele served as a consultant to us through January 31, 2007. In consideration for Mr. Crudele’s performance of consulting services, we paid Mr. Crudele a consulting fee of $2,500 per day. The consulting agreement also provided, however, that the aggregate amount of our payments to Mr. Crudele for consulting services rendered under the consulting agreement would not exceed $59,999 during any period of twelve consecutive months beginning on October 31, 2006.

The following table provides information about the total compensation earned by Transmeta’s non-employee directors in 2006.

				Non-Equity
	Fees Earned or	Option		Incentive Plan	All Other
Name	Paid in Cash	Awards(1)		Compensation	Compensation	Total

R. Hugh Barnes	$20,000	$10,206	(2)	—	$40,000	$70,206
Lester M. Crudele(3)	$30,000	$10,206	(4)	—	$52,500	$92,706
Robert V. Dickinson	$25,000	$10,206	(5)	—	—	$35,206
Murray A. Goldman	$25,000	$10,206	(6)	—	—	$35,206
William P. Tai	$25,000	$10,206	(7)	—	—	$35,206
T. Peter Thomas	$25,000	$10,206	(8)	—	—	$35,206
Rick Timmins	$30,000	$10,206	(9)	—	—	$40,206

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with SFAS No. 123R, of all options granted to the named director in 2006.

(2)	At December 31, 2006, Mr. Barnes held outstanding options to purchase an aggregate of 460,000 shares of our common stock.

(3)	Mr. Crudele was appointed as our Chief Executive Officer in February 2007.

(4)	At December 31, 2006, Mr. Crudele held outstanding options to purchase an aggregate of 272,329 shares of our common stock.

(5)	At December 31, 2006, Mr. Dickinson held outstanding options to purchase an aggregate of 276,027 shares of our common stock.

(6)	At December 31, 2006, Dr. Goldman held outstanding options to purchase an aggregate of 460,000 shares of our common stock.

(7)	At December 31, 2006, Mr. Tai held outstanding options to purchase an aggregate of 260,000 shares of our common stock.

(8)	At December 31, 2006, Mr. Thomas held outstanding options to purchase an aggregate of 290,000 shares of our common stock.

(9)	At December 31, 2006, Mr. Timmins held outstanding options to purchase an aggregate of 315,000 shares of our common stock.

CONSIDERATION OF DIRECTOR NOMINEES

Our nominating and corporate governance committee identifies, considers and recommends for nomination by our Board of Directors candidates for membership on our Board of Directors. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our nominating and corporate governance committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. To date, we have not paid any third parties to assist us in this process.

In selecting nominees for our Board of Directors, the nominating and corporate governance committee considers candidates based on the need to satisfy the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules of The NASDAQ Stock Market, including the requirements for independent directors and an audit committee financial expert. Our nominating and corporate governance committee also evaluates candidates in accordance with its charter, assessing a number of factors, including the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for our Board of Directors generally, and the candidate’s integrity, business acumen, understanding of our company’s business and industry, diversity, availability, the number of other boards on which the candidate serves, independence of thought, and overall ability to represent the interests of all stockholders of our company. The nominating and corporate governance committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders.

Stockholders can recommend qualified candidates for our Board of Directors by writing to our corporate secretary at Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054. When making recommendations, a stockholder should submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Exchange Act, which includes evidence of the nominating stockholder’s ownership of Transmeta capital stock, biographical information regarding the candidate, and the candidate’s written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders be made no later than          , 2008 to ensure adequate time for meaningful consideration by the committee. The date by which any such recommendations must be submitted to us may be earlier if our 2008 Annual Meeting of Stockholders is held before July 1, 2008, in which case recommendations must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2008 Annual Meeting of Stockholders. In any case, properly submitted recommendations will be forwarded to our nominating and corporate governance committee for review and consideration. The committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

After evaluating Messrs. Barnes and Goldman, our nominating and corporate governance committee recommended to our Board of Directors in accordance with its charter, and our Board of Directors approved, the nomination of these current directors for election to our Board of Directors at the meeting.

STOCKHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our corporate secretary at Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054. Our corporate secretary or his or her designee will review such correspondence and provide such correspondence or summaries thereof, as appropriate, to our Board of Directors. Our corporate secretary or his or her designee will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Policy Regarding Accounting Complaints and Concerns, which policy is available on our company website at http://www.transmeta.com. Please note that information on our website is not incorporated by reference in this proxy statement. Our nominating and corporate governance committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

BOARD ATTENDANCE AT ANNUAL MEETINGS

We encourage the members of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether we should adopt a more formal policy regarding director attendance at annual meetings. In 2006, all nine of the nine members of our Board of Directors at that time attended our annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of each class of our capital stock as of May 31, 2007 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership of each class of our capital stock for the table is based on 199,933,774 shares of our common stock outstanding as of May 31, 2007. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our capital stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054.

Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our capital stock over which the stockholder has sole or shared voting or investment power. It also includes shares of our capital stock that the stockholder has the right to acquire within 60 days after May 31, 2007, through the exercise of any option or warrant. However, the percentage ownership of our capital stock is based on the assumption, as required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our capital stock.

	Common Stock
	Number of Shares	Percentage of Class
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

T. Peter Thomas(1)	11,875,961	5.93%
William P. Tai(2)	3,870,267	1.87%
David R. Ditzel(3)	2,199,938	1.09%
John O’Hara Horsley(4)	1,568,947	*
Murray A. Goldman(5)	1,057,644	*
R. Hugh Barnes(6)	528,954	*
Robert Bismuth(7)	381,772	*
Rick Timmins(8)	221,477	*
Lester M. Crudele(9)	168,833	*
Robert V. Dickinson(10)	176,462	*
Ralph J. Harms(11)	187,500	*
All executive officers and directors as a group (11 persons)(12)	22,237,755	10.85%

*	Less than 1% ownership.

(1)	Includes 151,621 shares held by Mr. Thomas that he may be deemed to own beneficially. Also includes 163,888 shares held by Institutional Venture Management VI, L.P, 7,569,704 shares held by Institutional Venture Partners VI, L.P. and 483,106 shares held by IVP Founders Fund I, L.P. T. Peter Thomas and seven other individuals are general partners of Institutional Venture Management VI, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. and IVP Founders Fund I, L.P. Also includes 26,666 shares held by Institutional Venture Management VII, L.P. and 1,293,332 shares held by Institutional Venture Partners VII, L.P. T. Peter Thomas, William P. Tai and eight other individuals are general partners of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also includes 1,950,000 shares held by Institutional Venture Partners VIII, L.P., 21,000 shares held by IVM Investment Fund VIII, LLC and 9,000 shares held by IVM Investment Fund VIII-A, LLC. T. Peter Thomas, William P. Tai and nine other individuals are general partners of Institutional Venture Management VIII, L.P., which is a general partner of Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each general partner disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Of the number of shares that are beneficially owned by Mr. Thomas, 207,644 shares are subject to options exercisable within 60 days after May 31, 2007.

(2)	Includes 389,925 shares held by Mr. Tai. Also includes 3,299,998 shares held by entities affiliated with Institutional Venture Partners, as to which Mr. Tai shares voting and dispositive power. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Also includes 2,700 shares held of record by Steven Kay and Augustus Owen Tai, as trustee for the Beauchamp Tai Irrevocable Children’s Trust dated October 1, 2000. Of the number of shares that are beneficially owned by Mr. Tai, 177,644 shares are subject to options exercisable within 60 days after May 31, 2007.

(3)	Of the number of shares that are beneficially owned by Mr. Ditzel, 1,165,962 shares are subject to options exercisable within 60 days after May 31, 2007.

(4)	Of the number of shares that are beneficially owned by Mr. Horsley, 1,565,433 shares are subject to options exercisable within 60 days after May 31, 2007.

(5)	Of the number of shares that are beneficially owned by Dr. Goldman, 377,644 shares are subject to options exercisable within 60 days after May 31, 2007.

(6)	Of the number of shares that are beneficially owned by Mr. Barnes, 377,644 shares are subject to options exercisable within 60 days after May 31, 2007.

(7)	Of the number of shares that are beneficially owned by Mr. Bismuth, 381,772 shares subject to options exercisable within 60 days after May 31, 2007.

(8)	Of the number of shares that are beneficially owned by Mr. Timmins, 221,477 shares are subject to options exercisable within 60 days after May 31, 2007.

(9)	Of the number of shares that are beneficially owned by Mr. Crudele, 168,833 shares are subject to options exercisable within 60 days after May 31, 2007.

(10)	Of the number of shares that are beneficially owned by Mr. Dickinson, 176,462 shares are subject to options exercisable within 60 days after May 31, 2007.

(11)	Of the number of shares that are beneficially owned by Mr. Harms, 187,500 shares are subject to options exercisable within 60 days after May 31, 2007. Mr. Harms employment with us commenced on July 25, 2006.

(12)	Includes shares disclosed under footnotes 1-10. Of the number of shares that are beneficially owned by the directors and executive officers, 5,008,015 shares are subject to options exercisable within 60 days after May 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2006, concerning securities authorized for issuance under all Transmeta equity compensation plans:

					Number of Securities
					Remaining Available for
	Number of Securities to be				Future Issuance Under Equity
	Issued Upon Exercise of		Weighted-Average Exercise		Compensation Plans
	Outstanding Options,		Price of Outstanding Options,		(Excluding Securities
	Warrants and Rights		Warrants and Rights		Reflected in Column(a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	37,980,675		$1.90		20,542,349	(1)
Equity compensation plans not approved by security holders	1,145,032	(2)	$5.04	(2)	3,357,260

Total	39,125,707		$1.88		23,899,609

(1)	Includes 20,542,264 shares available for issuance under Transmeta’s 2000 Equity Incentive Plan, all of which may be issued as stock options, restricted stock or stock bonuses, and 85 shares available for issuance under Transmeta’s 2000 Employee Stock Purchase Plan.

(2)	Includes options to purchase 365,032 shares and warrants to purchase 780,000 shares outstanding as of December 31, 2006 that were issued by Transmeta under non-plan options granted in or before 2001.

Transmeta Non-Plan Option Grants

Options granted to seven individuals outside of any equity compensation plan adopted by Transmeta remained outstanding as of December 31, 2006 (“Non-Plan Options”). All of the Non-Plan Options were granted in 2000 and prior to our initial public offering in November 2000. The Non-Plan Options include (i) a Non-Plan Option held by T. Peter Thomas, a member of our Board of Directors, to purchase up to 30,000 shares of our common stock at an exercise price of $9.50 per share, and (ii) Non-Plan Options held by six non-executive employees of Transmeta to purchase an aggregate of 750,000 shares of Transmeta’s common stock at a weighted average exercise price of $6.70 per share. Such Non-Plan Option grants were made pursuant to the terms of a form Non-Plan Stock Option Agreement, with each such grant authorized by our Board of Directors or the compensation committee of our Board of Directors. The Non-Plan Option grants have not been approved by our stockholders.

All of the Non-Plan Options are non-qualified stock options and were issued with an exercise price equal to 100% of the fair market value of the corresponding shares of common stock on the date of such grant. Each of the Non-Plan Options held was fully vested as of December 31, 2006 and has a ten-year term expiring in 2010 on the anniversary its date of grant. The Non-Plan Options also expire, in the event the grantee’s employment is terminated for any reason other than as a result of such grantee’s death or disability or for cause, three months following such termination of employment; in the event the grantee’s employment is terminated as a result of such grantee’s death or disability, 12 months following such termination; and, in the event the grantee’s employment is terminated for cause, on such termination date. In addition, the option grant agreement provides for the payment of the exercise price of options by any of the following means: (1) in cash (by check); (2) by cancellation of indebtedness of Transmeta to the participant; (3) at the discretion of our Board of Directors, by surrender of shares of our common stock; (4) at the discretion of our Board of Directors, by tender of a full recourse promissory note; (5) by waiver of compensation due or accrued to the participant for services rendered; (6) through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”); or (7) through a “margin” commitment from the participant and an NASD Dealer; or (8) by any combination of the foregoing.

In the event of a merger, consolidation, dissolution or liquidation of Transmeta, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume or substitute for the Non-Plan Options. In the event such successor corporation refuses to assume, replace or substitute the Non-Plan Option, as provided above, then the Non-Plan Option will expire on such transaction at such time and on such conditions as our Board of Directors will determine.

EXECUTIVE OFFICERS

The following table presents the names, offices, and positions of each of our executive officers, as of June 15, 2007:

Name	Age	Position

Lester M. Crudele	57	President and Chief Executive Officer
Ralph J. Harms	57	Chief Financial Officer
John O’Hara Horsley	45	Executive Vice President, General Counsel and Secretary

Lester M. Crudele was appointed as our President and Chief Executive Officer in February 2007 and has served as a director of Transmeta since June 2005. From February 2006 to June 2006, Mr. Crudele served on an acting basis as President and Chief Operating Officer of Quickfilter Technologies, Inc., a privately held fabless semiconductor company and developer of mixed signal integrated circuits. From November 2000 to May 2004, Mr. Crudele served on the Board of Directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as President and Chief Executive Officer from November 2000 to October 2002. From December 1999 to November 2000, Mr. Crudele served on of Directors and as a management consultant for Quantum Effect Devices, or QED, a developer of high-performance embedded microprocessors, until QED was acquired by PMC-Sierra in 2000. From 1997 to 1999, Mr. Crudele was employed by Compaq Computer Corporation, a computer manufacturer, where he served as vice president and general manager of Compaq’s Workstation Products Division. Mr. Crudele began his career in 1972 at Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, where he later served as chief architect for several Motorola MC 68000-series microprocessors and also served in a variety of management positions, most recently returning to Motorola in 1990 and serving as Vice President and General Manager of its RISC Microprocessor Division from 1991 to 1997. Mr. Crudele holds a B.S. in electrical engineering from Florida Atlantic University.

Ralph J. Harms joined Transmeta in July 2006 as our Chief Financial Officer. From February 2004 to May 2006 he served as Chief Financial Officer of Force10 Networks, a privately held provider of high performance switching and routing equipment. Before that he served as Chief Financial Officer for Syndeo Corporation, a privately held provider of VoIP software. Between 1989 and 2001 Mr. Harms served as Chief Financial Officer of Autonomy Corporation, Flycast Communications, ESS Technology and SEEQ. Earlier in his career, he served on the financial management teams of Intel, Rockwell International and Xerox. Mr. Harms holds a B.S.E.E. degree from Michigan State University and an M.B.A. in finance and accounting from the University of Michigan.

John O’Hara Horsley has served as our General Counsel since joining Transmeta in July 2000, as Secretary since May 2002, and as Executive Vice President since October 2005. In addition, Mr. Horsley served as our Chief Financial Officer on an interim basis from June 2004 to September 2004. From November 1997 to July 2000, Mr. Horsley served at the Federal Trade Commission in appointed positions within the Bureau of Competition, most recently as Chief Counsel for Intellectual Property and Technology Matters. From October 1988 to October 1997, Mr. Horsley practiced law as an associate and partner with Pillsbury Madison & Sutro, where he specialized in litigation and strategic counseling in intellectual property, antitrust and securities law matters. Mr. Horsley holds a B.A. in Philosophy and a B.A. in English from the University of Utah and a J.D. from the University of California at Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Administration of Executive Compensation Program

The compensation committee of our Board of Directors makes decisions regarding executive compensation and stock option grants to executives. The compensation committee determines base salary levels and target bonuses for our executive officers. The compensation committee also supervises the administration of our equity compensation plans. The compensation committee approves all grants of stock options to executive officers and each grant to other employees if such grant exceeds 75,000 shares. The compensation committee has delegated to our Chief Executive Officer authority to approve grants of options to purchase 75,000 or fewer shares to employees who are not executive officers or members of our Board of Directors, subject to certain stock administration and other internal controls.

The members of the compensation committee throughout 2006 were Messrs. Tai and Crudele, who served as the committee chair until he left the committee incident to accepting an executive appointment as our President and Chief Executive Officer. During 2006, each of Messrs. Tai, and Crudele was an independent director as defined by the rules of The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The current members of the compensation committee are Messrs. Dickinson, Tai and Thomas, who serves as the committee chair. Each of Messrs. Dickinson, Tai and Thomas is an independent director as defined by the rules of The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although our Chief Executive Officer, Chief Financial Officer, General Counsel and, during 2006, Senior Vice President of Human Resources attend portions of some of the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

In general, the compensation committee follows a “pay for performance” philosophy to compensate management. The committee’s compensation philosophy for executive officers is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive relative to our peers and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other key employees, relates a portion of each individual’s total compensation to our revenue, profit and corporate objectives as well as individual objectives set at the beginning of the year and each quarter. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer’s performance, as determined by the compensation committee in its discretion. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to our company and with which we compete for executive personnel;

•	annual and quarterly variable performance awards such as bonuses payable in cash and tied to the achievement of performance goals, financial or otherwise, that are established by the compensation committee; and

•	long-term equity incentives to strengthen the mutuality of interests between our executive officers and our stockholders.

The compensation committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, overall company performance and other considerations it deems relevant. In furtherance of this, the compensation committee engaged Aon Compensation Consulting, an outside global human resources consulting firm, to conduct an annual review of our total compensation program for our Chief Executive Officer and other executive officers. Aon provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our Chief Executive Officer and other executive officers. Additionally, the compensation committee reviews a number of executive compensation surveys, including the Radford Executive Compensation Report (which is prepared by Aon Compensation Consulting), the American Electronics Association Executive Compensation Survey for Electronics and Information Technology Companies and other surveys of prevailing compensation practices among high-technology companies with whom we compete for executive talent, when making a crucial executive officer hiring decision and annually when the compensation committee reviews executive compensation. These surveys are nationally known for their databases of high technology company compensation practices. The Radford Survey itself includes over 500 high technology companies.

The compensation committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. The compensation committee reviews the competitive market information described above together with our Chief Executive Officer for each executive level position, but solely within the compensation committee with respect to the Chief Executive Officer’s total compensation. In addition, the compensation committee reviews each executive officer’s performance for the last year and objectives for the upcoming year, together with the executive officer’s responsibility level and our fiscal performance, as compared to the objectives for the last year and our performance targets for the upcoming year. The compensation committee’s most recent review occurred in June 2007.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Stock option grants made under our 2000 equity incentive plan currently do not meet the requirements for performance-based grants as defined in Section 162(m) of the Internal Revenue Code, so they are not exempt from the $1,000,000 deduction limitation. None of our executives were paid non-performance based compensation in 2006 in excess of the Internal Revenue Code Section 162(m) tax deduction limitation.

Base Salary

Salaries for executive officers for fiscal 2006 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history as well as the salaries for similar positions at comparable companies.

The compensation committee generally sets executive officers’ salaries at a level that is at or near the 50th percentile of salaries of executives with similar roles at comparable peer companies. The compensation committee believes that the 50th percentile for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers. In instances where an executive officer is uniquely key to our success, the compensation committee may provide compensation in excess of this percentile.

At the compensation committee’s most recent review in June 2007, the annual base salaries for Lester M. Crudele, Robert Bismuth, Ralph J. Harms and John O’Hara Horsley were left unchanged.

In July 2006, in connection with the appointment of Mr. Harms to succeed Mark R. Kent as our Chief Financial Officer, we entered into an employment offer letter with Mr. Harms that provided him with a starting annual base salary of $250,000.

In February 2007, in connection with the appointment of Mr. Crudele to succeed Arthur L. Swift as our President and Chief Executive Officer, we entered into an employment offer letter with Mr. Crudele that provided him with a starting annual base salary of $325,000.

Incentive Compensation

In general, we award cash bonuses to our executive officers based upon the extent to which each executive officer achieves predetermined individual objectives and we meet predetermined financial and other corporate performance objectives as set with the compensation committee at the beginning of the year and at the beginning of each quarter. In making the annual determination of these financial and other corporate performance objectives, our compensation committee generally considers the specific circumstances facing us, our expectations regarding company performance during the coming year and our strategic plan.

Eligibility for a cash bonus is determined by the compensation committee. The Chief Executive Officer’s evaluation of the executives’ performance (other than his or her own) is taken into account in determining whether those individual objectives were satisfied. Performance is measured at the end of each quarter and at the end of the year. In general, incentive compensation for executive officers is now based 20-40% upon their achievement of individual objectives and 60-80% upon our achievement of financial and other corporate performance objectives, although those relative percentage weightings are subject to change from time to time in the discretion of the compensation committee. The current cash bonus incentive target for executive officers is 50% of the individual’s base compensation, or, in the case of the Chief Executive Officer, the target is 75% of his or her base compensation. The compensation committee, in its discretion, determines the targets and actual bonus payments.

The financial and corporate performance objectives established by the compensation committee for these cash bonuses for 2006 are provided in the chart below. Objectives were established for each financial quarter in 2006, and cash bonuses were earned for each financial quarter based upon meeting those objectives in that financial quarter. The percentage weightings of the various objectives are also provided in the following chart.

Percentage of
Cash Incentive
Objective	Bonus

Company Revenue	30%
Company Net Loss or Profitability	30%
Licenses for our LongRun2 Technologies	20%
Sales of Products Designed for Microsoft’s FlexGo Technology	10%
Compensation Committee Discretion	10%

If we achieved in a financial quarter the target level established by the compensation committee for an objective, then 100% of the related portion of the cash bonus was earned. Executive officers could earn at least 80% of the related portion of the cash bonus for achievement below the target level but above a minimum level for an objective. Executive officers could earn up to 120% of the related portion of the cash bonus for achievement above the target level for an objective. The minimum level for each of these objectives was meant to be set at a high level to reward substantial performance of an objective. The target level for each of these objectives was meant to be set at a high level to reward full performance of an objective.

One-third of any cash bonus earned by our Chief Executive Officer for a financial quarter in 2006 was paid promptly following the completion of that quarter, and the other two-thirds of that cash bonus was paid promptly following 2006 if the Chief Executive Officer remained an employee at the end of 2006. One-half of any cash bonus earned by any other executive officer for a financial quarter in 2006 was paid promptly following the completion of that quarter, and the other one-half of that cash bonus was paid promptly following 2006 if that executive officer remained an employee at the end of 2006. Furthermore, 90% of the deferred portions of the cash bonuses earned by our Chief Executive Officer and other executive officers were only payable if we met our annual revenue and net loss or profitability target objectives, and the amounts of those deferred portions were subject to being decreased if we did not meet our annual target objectives for licenses for our LongRun2 technologies and sales of products designed for Microsoft’s FlexGo technology. 10% of the deferred portions of the cash bonuses earned by our Chief Executive Officer and other executive officers were payable at the discretion of our compensation committee. The compensation committee believes that deferring the payment of cash bonuses until the end of the calendar year facilitates the retention of our executive officers.

Our compensation committee has determined that, for 2007, any cash bonuses payable to our executive officers will be paid semi-annually rather than quarterly. Accordingly, predetermined individual objectives for each executive officer and predetermined financial and other corporate performance objectives will be measured after the first half of 2007 and at the end of 2007, and cash bonuses will be earned for each of those periods based upon meeting those objectives within that period. Further, our compensation committee has determined that 100% of any cash bonus earned by our Chief Executive Officer for the first half of 2007 will not be paid until promptly after December 31, 2007, if the Chief Executive Officer remains an employee as of that date. One-half of any cash bonus earned by any other executive officer for the first half of 2007 will be paid promptly following the completion of that period, and the other one-half of that cash bonus will be paid promptly following 2007 if that executive officer remains an employee at the end of 2007.

On February 27, 2007, we entered into an incentive retention agreement with Mr. Horsley. Pursuant to this agreement, upon the final judgment or settlement resolving certain claims and counterclaims between us and Intel Corporation, Mr. Horsley will be paid a bonus equal to a percentage of the excess, if any, between the present value of all net cash payments to be made by Intel to us as a direct result of such final judgment or settlement, less the sum of all expenses incurred and ultimately paid by us in connection with the lawsuit and the annual payments described below. If the payments in the final judgment or settlement involve consideration other than cash, then the bonus paid to Mr. Horsley will be in an amount as determined by our Board of Directors, consistent with the intent reflected in the prior sentence. Payment of the bonus is contingent on Mr. Horsley being employed by us on the date of the final judgment or settlement of the lawsuit; provided, that, if prior to that date Mr. Horsley is terminated by us without cause or he terminates his employment with us for good reason, then upon final judgment or settlement of the lawsuit, we will pay Mr. Horsley up to the full amount of the bonus. In addition, during the pendency of the lawsuit, we have agreed to pay Mr. Horsley $250,000 at the end of each fiscal year commencing with fiscal year 2007 as an advance payment creditable toward the bonus. These annual payments are intended to be the fundamental element of Mr. Horsley’s annual target bonus compensation during the pendency of the lawsuit, although he may also be eligible to continue to participate in our regular management incentive bonus program based upon his other management contributions to the company. Our compensation committee has determined that Mr. Horsley will also be eligible to participate in our regular management incentive bonus program during 2007 based upon his other management contributions to the company. Each such payment is contingent on Mr. Horsley being continuously employed with us through the date of such payment. This bonus is intended to provide Mr. Horsley with incentives to continue to manage the lawsuit on our behalf to final determination or resolution. The compensation committee believes that the amount of this bonus represents significant savings from the fees we would otherwise expend to hire competent legal counsel on a contingency basis.

We have historically not paid any automatic or guaranteed bonuses to our executive officers. However, we have from time to time paid signing or retention bonuses in connection with our initial hiring or appointment of an executive officer, or a change in a person’s position and responsibilities with us. For example, in connection with the appointment of Mr. Crudele as Chief Executive Officer, he was paid a one-time, lump-sum cash bonus of $162,500.

Stock Options

Stock options are an essential element of our executive compensation philosophy and package. The compensation committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options or shares to vest. Substantially all of our full-time employees are granted employee stock options.

The number of shares subject to each stock option granted to an executive officer is within the discretion of the compensation committee and is based on, among other things, anticipated future contribution and ability to impact corporate results or on consistency within the executive’s peer group. The stock options are granted at a price that is equal to 100% of the fair market value of our common stock on the date of grant. The stock options typically vest over a four-year period in equal monthly increments, although from time to time we have granted options with vesting schedules of three years or less, as we did in 2005 and 2007. The compensation committee may also grant additional stock options to executives in connection with a significant change in responsibilities, to achieve equity within a peer group or for other reasons. In determining whether to grant additional stock options to an executive officer, the compensation committee takes into account the number of unvested options held by the executive officer. In the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock.

In connection with his initial hiring and appointment as Senior Vice President of Human Resources in February 2006, Mr. Boudreau was granted an option to purchase 400,000 shares of our common stock. This option has an exercise price of $1.25 and vests as to 25% on the one-year anniversary of Mr. Boudreau’s employment start date and as to 1/48th of the shares each month thereafter.

In June 2006, we granted stock options to purchase 750,000 shares, 250,000 shares, 250,000 shares and 75,000 shares of our common stock to Messrs. Swift, Ditzel, Horsley and Boudreau, respectively. Each of these options has an exercise price of $1.48 and vests as to 1/48th of the shares after each consecutive month following the date of grant. In connection with the termination of Mr. Swift’s employment in January 2007 and his entering into a consulting agreement with us, his options ceased vesting but remained exercisable until the termination of his consulting engagement with us.

In connection with his initial hiring and appointment as our Chief Financial Officer in July 2006, Mr. Harms was granted an option to purchase 750,000 shares of our common stock. This option has an exercise price of $1.37 and vests as to 25% of the shares on the one-year anniversary of Mr. Harms’ employment start date and as to 1/48th of the shares each month thereafter.

In June 2006, prior to his appointment as our President and Chief Executive Officer, Mr. Crudele was granted a stock option to purchase 50,000 shares of our common stock in 2006 in consideration for his services as a non-employee member of our Board of Directors. This option has an exercise price of $1.48 and vests as to one-third of the shares one year from the date of grant and as to 1/36th of the shares after each consecutive month following the date of grant. In connection with Mr. Crudele’s initial hiring and appointment as our President and Chief Executive Officer in February 2007, we agreed to grant him three stock options, each exercisable to purchase 1,000,000 shares of our common stock, for a total of 3,000,000 shares. These stock options will vest over a period of three years, with one-third of the total shares vesting on the one-year anniversary of Mr. Crudele’s employment start date and approximately 2.78% of the total shares vesting each month thereafter. These stock options will be granted at the market closing price on the respective grant dates and in accordance with the following schedule:

•	The grant date of the first option was the second full trading day following the widespread public release of our annual earnings for the 2006 fiscal year, which was March 1, 2007.

•	The grant date of the second option will be the earliest of (a) the day following our next annual meeting of stockholders, (b) the second full trading day following the widespread public release of our quarterly earnings for the second fiscal quarter of 2007, and (c) August 15, 2007.

•	The grant date of the third option will be the earlier of (a) the second full trading day following the widespread public release of our quarterly earnings for the third fiscal quarter of 2007, and (b) November 15, 2007.

Severance and Change of Control Payments

In 2003, our Board of Directors adopted a retention and severance plan, which, as amended in 2004, provides severance benefits to various executives of our company in the event of our change of control. Under that plan, if the employment of a person in a position with our company referred to in the chart below is terminated not for “cause,” or that person resigns for “good reason,” within 12 months following our change of control, then (1) that person will be paid a lump sum cash severance payment as described in the chart below and (2) the vesting of all of that person’s options and restricted stock will accelerate as described in the chart below.

Option and Restricted
Position/Category	Lump Sum Cash Severance	Stock Vesting

Chief Executive Officer	2 years base salary and 200% of target annual bonus for the year of termination of employment	full acceleration of vesting
Category 1 Person (as designated by our Board of Directors)	1 1/2 years base salary and 112.5% of target annual bonus for the year of termination of employment	2 years of additional vesting
Category 2 Person (as designated by our Board of Directors)	1 year base salary and 50% of target annual bonus for the year of termination of employment	1 year of additional vesting
Category 3 Person (as designated by our Board of Directors)	6 months base salary and 25% of target annual bonus for the year of termination of employment	1 year of additional vesting

For purposes of the retention and severance plan, “cause” means: (1) a good faith determination by our Board of Directors or our Chief Executive Officer that the person in question willfully failed to follow the lawful written directions of our Board of Directors or Chief Executive Officer, (2) engagement in gross misconduct which is materially detrimental to us, (3) willful and repeated failure or refusal to comply in any material respect to the proprietary information, inventions assignment and confidentiality agreement, or any other of our policies applicable to the person in question where non-compliance would be materially detrimental to us, or (4) conviction of, or plea of guilty to, a felony that our Board of Directors or Chief Executive Officer reasonably believes would reflect adversely on us. For purposes of the retention and severance plan, “good reason” includes: (1) a significant diminution in the nature or scope of the authority, title, function or duties of the person in question from that person’s authority, title, function or duties in effect immediately preceding the change of control, (2) a reduction in the person’s base salary or target annual bonus or commission opportunity in effect immediately preceding the change of control, (3) a requirement that the person be based at any office or location more than fifty miles from the office where the person was employed immediately preceding the change of control, or (4) any material breach by us of the terms of the person’s employment offer letter or agreement with us, or of the retention and severance plan.

If a change of control and termination of employment had occurred as of December 31, 2006, we estimate that the value of the benefits under the retention and severance plan would have been as follows:

			Accelerated Vesting
	Lump Sum		of Option and
Name and Position	Cash Severance(1)		Restricted Stock(2)

Arthur L. Swift.	$1,137,500	(3)	$101,250
Former President and Chief Executive Officer
Ralph J. Harms	$515,625	(4)	—
Chief Financial Officer
Mark R. Kent	N/A	(5)	N/A
Former Chief Financial Officer
David R. Ditzel	$646,594	(6)	$73,607
Former Chief Technology Officer
John O’Hara Horsley	$579,356	(7)	$73,607
Executive Vice President, General Counsel and Secretary
Patrick V. Boudreau	$281,250	(8)	—
Former Senior Vice President, Human Resources

(1)	Based on fiscal 2006 salary.

(2)	Accelerated vesting of stock option amounts was determined by measuring the difference between the closing price of our common stock as of December 29, 2006 and the exercise price of the accelerated portion of the named executive officer’s unvested stock options.

(3)	Mr. Swift would have received two years base salary and 200% of target annual bonus for the year of termination of employment.

(4)	Mr. Harms would have received one and one-half years base salary and 112.5% of target annual bonus for the year of termination of employment.

(5)	Mr. Kent’s employment with us terminated on May 15, 2006.

(6)	Mr. Ditzel would have received one and one-half years base salary and 112.5% of target annual bonus for the year of termination of employment.

(7)	Mr. Horsley would have received one and one-half years base salary and 112.5% of target annual bonus for the year of termination of employment.

(8)	Mr. Boudreau would have received one year base salary and 50% of target annual bonus for the year of termination of employment.

Our Board of Directors determined to adopt the retention and severance plan in order to mitigate some of the risk that exists for executives working in a dynamic technology company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

In addition to Mr. Harms’ participation in the retention and severance plan as a Category 1 person, we agreed to guarantee him the equivalent of at least six months of his base salary as a separation benefit in the event that he were to be terminated by us without cause prior to the one-year anniversary of this employment start date other than as the result of a change of control.

Upon Mr. Crudele’s appointment as our Chief Executive Officer, he became eligible to participate in the retention and severance plan as the Chief Executive Officer. In addition, we agreed to guarantee the equivalent of at least one year of his base salary, at least 100% of his target annual bonus and the acceleration of the vesting of his stock options such that they collectively will be exercisable for 1,000,000 shares, as a separation benefit in the event that he is terminated by us without cause prior to the one-year anniversary of his employment start date and he signs a release.

In connection with the termination of Mr. Kent’s employment in July 2006, we entered into a separation agreement with Mr. Kent, pursuant to which we agreed to continue paying his group health benefits for three months following May 15, 2006 and to pay him $50,000 within 90 days of May 15, 2006. We and Mr. Kent agreed to a mutual release of claims. In addition, we and Mr. Kent entered into a related consulting agreement, under which Mr. Kent would provide consulting services to us as requested for a period of three months until August 15, 2006, during which period Mr. Kent would be paid $22,083 per month and continue vesting his stock options.

In connection with the termination of Mr. Swift’s employment in January 2007, we entered into a separation agreement with Mr. Swift, pursuant to which we agreed to pay him a lump sum severance payment of $420,000 in two equal installments to be paid on or before February 15, 2007 and on or before April 10, 2007, respectively, subject to Mr. Swift’s continued compliance with the covenants set out in the agreement. We also agreed to continue to pay for Mr. Swift’s health insurance coverage until the earlier of (a) the date he finds employment providing comparable health benefits, and (b) February 1, 2008. In addition, we and Mr. Swift agreed to a mutual release of claims. We and Mr. Swift also entered into a consulting agreement that outlined the terms of his engagement to provide certain consulting services relating to sales, marketing and the development of business opportunities for us following the termination of his employment with us until December 31, 2007, unless earlier terminated by either us or Mr. Swift at any time for any reason after August 30, 2007 with 30 days notice. In consideration for these consulting services, we agreed to pay Mr. Swift a consulting fee of $1,600 per day, provided that the number of consulting days does not exceed five days in the aggregate for any three-month period nor will the consulting fees exceed $32,000 in the aggregate during 2007. In addition, all employee stock options that we previously granted to Mr. Swift ceased vesting as of January 31, 2007, but remain exercisable until the termination of this consulting agreement, at which time these options will terminate if not earlier exercised.

In connection with the termination of Mr. Ditzel’s employment in June 2007, we entered into a separation agreement with Mr. Ditzel, pursuant to which we agreed to pay him a lump sum severance payment of $210,000 in three installments, as follows: $105,000 to be paid on or before June 30, 2007, $55,000 to be paid on or before December 31, 2007, and $50,000 to be paid on or before June 30, 2008, all subject to Mr. Ditzel’s continued compliance with the covenants set out in the agreement. We also agreed to continue to pay for Mr. Ditzel’s group health benefits until the earlier of the date he finds employment providing comparable health benefits and September 30, 2007. Pursuant to that separation agreement, Mr. Ditzel retired from and resigned his position as a member of our Board of Directors effective June 15, 2007. We and Mr. Ditzel also agreed to a mutual release of claims. We also entered into a consulting agreement with Mr. Ditzel providing for Mr. Ditzel to perform certain consulting services relating to technology licensing and the development of business opportunities for licensing our technologies as requested by our President and Chief Executive Officer after the termination of Mr. Ditzel’s employment with us and until June 30, 2008, unless earlier terminated by either us or Mr. Ditzel at any time for any reason with 30 days notice. In consideration for these consulting services, we agreed to pay Mr. Ditzel a consulting fee of $1,600 per day. In addition, all employee stock options that we previously granted to Mr. Ditzel ceased vesting as of June 15, 2007, but will remain exercisable until the termination of Mr. Ditzel’s consulting agreement, at which time any unexercised options will terminate and be governed by the terms of the original grants.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There were no special benefits or perquisites provided to any executive officer in 2006.

In connection with Mr. Crudele’s appointment as our Chief Executive Officer in February 2007, we agreed to reimburse him for the reasonable expenses incurred by him for relocating his primary residence to the San Francisco Bay Area and to provide him a housing allowance to pay for interim rental housing during 2007 in an amount not to exceed $50,000.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to in 2006 each person who served as our principal executive officer, each person who served as our principal financial officer and our three other most highly compensated executive officers who served as such on December 31, 2006, in each case for all services rendered in all capacities to us during 2006. We refer to the six executive officers identified in this table as our named executive officers.

			Non-Equity
		Option	Incentive Plan	All Other
Name and Principal Position	Salary(1)	Awards(2)	Compensation(3)	Compensation	Total

Arthur L. Swift(4)	$325,000	$114,848	$110,006	—	$549,854
Former President and Chief Executive Officer
Ralph J. Harms(5)	$108,901	$75,558	$15,850	—	$200,309
Chief Financial Officer
Mark R. Kent(6)	$99,375	$—	$46,036	$116,250 (7)	$261,661
Former Chief Financial Officer
David R. Ditzel(8)	$313,500	$43,011	$109,367	—	$465,878
Former Chief Technology Officer
John O’Hara Horsley	$280,900	$42,178	$90,118	—	$413,196
Executive Vice President, General Counsel and Secretary
Patrick V. Boudreau(9)	$199,432	$91,992	$87,911	—	$379,335
Former Senior Vice President of Human Resources

(1)	The amounts in this column include any salary contributed by the named executive officer to our 401(k) plan and payments in respect of accrued vacation, holidays and sick days.

(2)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with SFAS No. 123R, of all options granted to the named executive officer in 2006, less in the case of modified or replacement options the fair value of the option modified or replaced. Our compensation cost for these option grants is similarly based on the grant date fair market value but is recognized over the period, typically four years, in which the executive officer must provide services in order to earn the award. All option awards were made under our 2000 equity incentive plan. Each of these options, other than the initial hiring option granted to Mr. Harms in July 2006 and the initial hiring option granted to Mr. Boudreau in February 2006, vests as to 1/48th of the shares underlying the option after each consecutive month following the date of grant. The initial hiring options granted to each of Messrs. Harms and Boudreau vest as to 25% on the one-year anniversary of their respective employment start dates and as to 1/48th of the shares each month thereafter. The vesting of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(3)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2006. The bonuses earned in the first three quarters of 2006 were paid in 2006 and the bonus earned for the last quarter of 2006 was paid in the first quarter of 2007.

(4)	Mr. Swift’s employment with us terminated on January 31, 2007, at which time, Mr. Crudele was appointed as our President and Chief Executive Officer. Mr. Swift served as our President and Chief Executive Officer during the entirety of 2006.

(5)	Mr. Harms’ employment with us commenced on July 25, 2006 when he was appointed as our Chief Financial Officer to succeed Mr. Kent.

(6)	Mr. Kent’s employment with us terminated on May 15, 2006.

(7)	Represents separation benefits and consulting fees received by Mr. Kent pursuant to a separation benefits and release agreement with us, and a related consulting agreement with us, both of which agreements were entered effective May 15, 2006.

(8)	Mr. Ditzel’s appointment as our Chief Technology Officer terminated on March 31, 2007.

(9)	Mr. Boudreau’s employment with us commenced on February 13, 2006 when he was appointed as Senior Vice President of Human Resources. Mr. Boudreau’s employment with us terminated on February 2, 2007.

2006 Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid in 2006 under our performance based, non-equity incentive plan, and with regard to each stock option granted to each named executive officer during 2006.

					Number of	Exercise
		Estimated Future Payouts Under			Shares	Price of	Grant Date Fair
	Grant	Non-Equity Incentive Plan Awards			Underlying	Option	Value of Stock
Name	Date	Threshold	Target	Maximum	Option Awards(1)	Awards(2)	and Option Awards

Arthur L. Swift.	6/2/2006	$146,250	$243,750	$273,000	750,000	$1.48	$791,475
Ralph J. Harms	7/25/2006	$50,000	$62,500	$72,500	750,000	$1.37	$694,275
Mark R. Kent	N/A
David R. Ditzel	6/2/2006	$125,400	$156,750	$181,830	250,000	$1.48	$263,825
John O’Hara Horsley	6/2/2006	$112,360	$140,450	$162,922	250,000	$1.48	$263,825
Patrick V. Boudreau	2/13/2006	$90,000	$112,500	$130,500	400,000	$1.25	$355,200
Patrick V. Boudreau	6/2/2006				75,000	$1.48	$79,148

(1)	Each of these options, other than the initial hiring option granted to Mr. Harms in July 2006 and the initial hiring option granted to Mr. Boudreau in February 2006, vests as to 1/48th of the shares underlying the option after each consecutive month following the date of grant. The initial hiring options granted to each of Messrs. Harms and Boudreau vest as to 25% on the one-year anniversary of their respective employment start dates and as to 1/48th of the shares each month thereafter. The vesting of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(2)	Represents the market closing price on the respective grant dates.

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006.

	Number of Securities
	Underlying Unexercised			Option	Option
	Options(1)			Exercise	Expiration
Name	Exercisable	Unexercisable		Price(2)	Date

Arthur L. Swift.	703,125	46,875		$1.15	03/23/2013
	75,000	0		$1.57	05/29/2013
	125,000	0		$2.15	05/26/2014
	437,500	562,500		$0.93	03/30/2015
	93,750	656,250		$1.48	06/01/2016
Ralph J. Harms(3)	0	750,000		$1.37	7/24/2016
Mark R. Kent	0	0		N/A	N/A
David R. Ditzel	250,000	0		$3.11	07/25/2011
	240,000	0		$2.46	04/14/2012
	130,000	0		$1.05	11/12/2012
	89,583	10,417		$1.57	05/29/2013
	100,000	0		$2.15	05/26/2014
	228,535	204,465	(4)	$0.75	05/08/2015
	31,250	218,750		$1.48	06/01/2016
John O’Hara Horsley	120,000	0		$6.00	07/19/2010
	80,000	0		$8.25	09/11/2010
	35,000	0		$3.11	07/25/2011
	265,000	0		$2.35	08/27/2011
	180,000	0		$2.46	04/14/2012
	220,000	0		$1.05	11/12/2012
	149,583	10,417		$1.57	05/29/2013
	125,000	0		$2.15	05/26/2004
	228,535	204,465	(4)	$0.75	05/08/2015
	31,250	218,750		$1.48	06/01/2016
Patrick V. Boudreau	0	400,000	(5)	$1.25	02/12/2016
	9,375	65,625		$1.48	06/01/2016

(1)	Except as otherwise described in these footnotes, each of these options vests as to 1/48th of the shares underlying the option after each consecutive month following the date of grant. The vesting of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(2)	Represents the market closing price on the respective grant dates.

(3)	The option granted to Mr. Harms vests as to 25% on the one-year anniversary of Mr. Harms’ employment start date and as to 1/48th of the shares each month thereafter. The vesting of this option may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(4)	The options granted to Mr. Ditzel and Mr. Horsley, respectively, in May 2005 vested as to one-sixth of the shares on the six-month anniversary of the grant and as to 1/36th of the shares each month thereafter. The vesting of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(5)	The option granted to Mr. Boudreau in February 2006 vests as to 25% on the one-year anniversary of Mr. Boudreau’s employment start date and as to 1/48th of the shares each month thereafter. The vesting of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

2006 Option Exercises

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during 2006 and the aggregate dollar amount realized by the named executive officer upon exercise of the option, based on the information available to us as of December 31, 2006.

Number of
	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)

Arthur L. Swift.	—	—
Ralph J. Harms	—	—
Mark R. Kent	180,426	$68,302
David R. Ditzel	—	—
John O’Hara Horsley	—	—
Patrick Boudreau	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

Compensation Committee Report

The material in the following Compensation Committee Report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The Compensation Committee Report shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate the report by reference into such filing.

The compensation committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:

T. Peter Thomas
Robert V. Dickinson
William P. Tai

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of our Board of Directors currently consists of Messrs. Dickinson, Tai and Thomas, who is the committee chair, none of whom has any interlocking relationships as defined by the SEC. The compensation committee makes decisions regarding the long-term strategy of employee compensation, the types of stock and other compensation plans to be used, and executive compensation and stock option grants to executives. Our Board of Directors has determined that each member of the compensation committee is independent within the meaning of the rules of The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

COMPANY STOCK PRICE PERFORMANCE

The stock price performance graph below is required by the SEC. It shall not be deemed filed with the SEC or incorporated by reference by any general statement incorporating this Report by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Stock Market Index and the RDG Semiconductor Composite over the same period. The graph assumes that $100 was invested in our common stock, the NASDAQ Stock Market Index and the RDG Semiconductor Composite on December 31, 2001, and calculates the annual return through December 31, 2006, and assumes the reinvestment of dividends, if any. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG TRANSMETA CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

PROPOSAL NO. 2 — AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT REVERSE STOCK SPLIT

General

Our Board of Directors has unanimously approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock. If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. If the stockholders approve the proposal, our Board of Directors will have the authority, in its sole discretion, to determine whether to file this amendment.

Background

Our Board of Directors has unanimously adopted a resolution seeking stockholder approval to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock. If the reverse stock split is approved by our stockholders, our Board of Directors may subsequently effect the reverse stock split based upon any ratio in the range from one-for-10 to one-for-40, with the exact ratio to be established within this range by our Board of Directors in its sole discretion at the time it elects to effect the split, and a corresponding authorized stock reduction. Approval of this reverse stock split proposal by our stockholders would give our Board of Directors authority to implement the reverse stock split at any time prior to July 31, 2008. In addition, notwithstanding approval of this proposal by our stockholders, our Board of Directors may in its sole discretion determine not to effect, and to abandon, the reverse stock split without further action by our stockholders. Our Board of Directors may elect to implement the reverse stock split without the corresponding authorized stock reduction.

If our stockholders approve the reverse stock split proposal and our Board of Directors decides to implement the reverse stock split, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation to effect a reverse split of our common stock then issued and outstanding at the specific ratio determined by our Board of Directors and a corresponding reduction in the number of authorized shares of our common stock and capital stock. The reverse stock split, if implemented without a corresponding authorized stock reduction, would not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each holder of our common stock will hold the same percentage of common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

Purposes of the Reverse Stock Split

The purpose of authorizing the reverse stock split is to maximize the flexibility of our Board of Directors in addressing market-related issues affecting our capitalization. Our Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides our Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split would be effected, if at all, only upon a determination by our Board of Directors that the split is in the best interests of Transmeta and our stockholders at that time.

A reverse stock split may have the following beneficial effects:

•	Our common stock is currently quoted on The NASDAQ Global Market under the symbol “TMTA.” The reverse stock split is being proposed to give our Board of Directors the flexibility to maintain the eligibility of our common stock for listing on The NASDAQ Global Market should the market price for our common stock remain below $1.00 per share for an extended period. On March 21, 2007, we received a letter from The NASDAQ Stock Market indicating that we were not in compliance with The NASDAQ Global Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The letter from The

NASDAQ Stock Market further stated that in accordance with the NASDQ Marketplace Rules, we will be provided 180 calendar days, or until September 17, 2007, to regain compliance with the Minimum Bid Price Rule. If we do not regain compliance by September 17, 2007, the NASDAQ staff will provide us with written notification that our common stock will be delisted from The NASDAQ Global Market. Such delisting would significantly and adversely affect the trading in and liquidity of our common stock. Reverse splits are viewed by The NASDAQ Stock Market as an acceptable way for companies to gain compliance with the minimum $1.00 per share requirement. Accordingly, our Board of Directors concluded that reducing the number of outstanding shares of our common stock might be desirable in order to attempt to support a higher stock price per share based on our current market capitalization.

•	A higher stock price, which we would expect as a result of the reverse stock split, could increase the interest of the financial community in our common stock and broaden the pool of investors that may consider investing in our common stock, potentially increasing the trading volume and liquidity of our common stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated.

•	A higher stock price may help us attract and retain employees and other service providers. Some potential employees and service providers may be less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of our common stock, this increase may enhance our ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

If the reverse stock split is approved by the stockholders and our Board of Directors were to proceed with the reverse stock split, we may be subject to the following risks:

•	While our Board of Directors believes that our common stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price per share of our common stock prior to the reverse stock split times the selected reverse stock split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split.

•	The fewer number of shares that will be available to trade might cause the trading market of our common stock to become less liquid, which could have an adverse effect on the price of our common stock. The liquidity of our common stock may also be adversely affected by the increase in the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

•	We cannot offer any assurance that our common stock will continue to meet The NASDAQ Global Market continued listing requirements following the reverse stock split. Even if we regain compliance with NASDAQ’s Minimum Bid Price Rule, we must maintain compliance, and we must also continue to satisfy other NASDAQ maintenance standards to remain on The NASDAQ Global Market. In order for our common stock to continue to be quoted on The NASDAQ Global Market, it must also satisfy various listing maintenance standards established by NASDAQ, such as (i) having at least 750,000 shares publicly held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, (ii) a market value of publicly held shares of at least $5 million, (iii) at least 400 stockholders who own at least 100 shares, and (iv) stockholder’s equity of at least $10 million.

The market price of our common stock will also be based on our business and results of operations, which are unrelated to the number of shares of our common stock outstanding. Our business and results of operations are subject to the risks and uncertainties described from time-to-time in our periodic reports filed with the SEC.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of our company. Other than the proposal for the reverse stock split, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our company.

Effective Date of the Reverse Stock Split

If this proposal is approved by the stockholders, the reverse stock split will become effective at such time as we file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (or at such later time as may be set forth in the Certificate of Amendment), which may take place at any time on or before July 31, 2008. Before we file the Certificate of Amendment, our Board of Directors must approve the final reverse stock split ratio. Even if the reverse stock split is approved by the stockholders, our Board of Directors has discretion to decline to carry out the reverse stock split if it determines that the reverse stock split is no longer in the best interests of Transmeta and our stockholders.

Exchange of Stock Certificates and Payment for Fractional Shares

If the proposal is approved by our stockholders and our Board of Directors believes that the reverse stock split is in the best interests of Transmeta and our stockholders, the exchange of shares of our common stock will occur at the effective time of the Certificate of Amendment without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. Each certificate representing pre-split shares of common stock will, until surrendered and exchanged as described below, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by us after the Certificate of Amendment is effective until that stockholder surrenders and exchanges the stockholder’s certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.

As soon as practicable after the effective date of the Certificate of Amendment, our transfer agent, Mellon Investor Services, will mail transmittal forms to each holder of record of certificates formerly representing shares of our common stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of our common stock the holder is entitled to receive as a consequence of the reverse stock split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our common stock and will receive in exchange therefor certificates representing the number of shares of our common stock to which the holder is entitled. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our transfer agent. In connection with the reverse stock split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split common stock.

In the event that the number of shares of post-split common stock for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the average of the closing bid prices of our common stock as reported on The NASDAQ Global Market or other principal market of our common stock during each of the five trading days immediately preceding the effective date of the Certificate of Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of outstanding warrants and options or the conversion of convertible securities, except as otherwise expressly specified in the documents governing such warrants, options and convertible securities, including our preferred stock.

Effect on Registered “Book-entry” Holders of Common Stock

Our registered holders of common stock may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If you hold registered shares in book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold following the reverse stock split.

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the Certificate of Amendment. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares of common stock were, and the post-reverse stock split shares of common stock will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of common stock for post-reverse stock split shares of common stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests repurchased. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of common stock by a United States holder of common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Accounting Effects of the Reverse Stock Split

Following the effective date of the reverse stock split, the par value of our common stock and preferred stock will remain at $0.00001 per share. As a result of the corresponding authorized stock reduction, however, at the effective time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In addition, the number of outstanding shares of our common stock and the number of shares of our common stock issuable upon exercise or conversion of options, warrants and convertible securities will be reduced by the reverse stock split ratio selected by our Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our common stock, and therefore the stated capital associated with our common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Certificate Amendment, with the SEC and The NASDAQ Global Market. Total stockholders’ equity will remain unchanged.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Effects of the Reverse Stock Split

Corporate Matters

If approved and effected, the reverse stock split would have the following effects:

•	Depending on the exact reverse stock split ratio selected by our Board of Directors, between 10 and 40 shares of our common stock owned by a stockholder before the reverse stock split would be exchanged for one share of our common stock.

•	The number of shares that may be issued upon the conversion of our preferred stock will be reduced proportionately based upon the reverse stock split ratio selected by our Board of Directors.

•	Based on the reverse stock split ratio selected by our Board of Directors, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split.

•	If you are an employee or director, the number of shares reserved for issuance under our existing equity incentive plans, the number of shares by which the share reserve may increase annually, the number of shares for which awards may be granted to any one individual and the number of shares for which automatic grants are to be made to eligible directors will be reduced proportionately based on the reverse stock split ratio selected by our Board of Directors. In addition, the number of shares issuable upon the exercise of outstanding options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by our Board of Directors.

•	If you are an employee participating in our employee stock purchase plan, the number of shares reserved for issuance under the plan, the number of shares by which the share reserve may increase annually, the number of shares purchasable per participant on any purchase date and the number of shares and purchase price subject to outstanding rights will be adjusted based on the reverse stock split ratio selected by our Board of Directors.

•	The number of units of preferred stock purchasable upon the exercise of the rights granted to holders of our common stock pursuant to our Rights Agreement, dated January 15, 2002, with Mellon Investor Services LLC as Rights Agent, will be proportionately increased pursuant to the terms of the Rights Agreement based on the reverse stock split ratio selected by our Board of Directors.

If approved and effected, the reverse stock split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly. The reverse stock split will not change the terms of our common stock or preferred stock. Our common stock and preferred stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects after the reverse stock split. No stockholder’s percentage ownership of our common stock will be altered except for the effect of the elimination of fractional shares.

Number of Stockholders; Exchange Act Registration

Our common stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. Depending on the reverse stock split ratio selected by our Board of Directors, certain holders of our common stock may no longer hold any whole shares of our common stock. These holders, to whom we will pay a cash amount in lieu of issuing fractional shares, will cease to be stockholders of Transmeta. Notwithstanding the fact that the total number of record holders of our common stock would be reduced by a reverse stock split, the purpose of the proposed stock split is not to reduce the number of record holders. The reverse stock split is not part of a contemplated “going private” transaction under Rule 13e-3 of the Exchange Act, and we will continue to be subject to the periodic reporting requirements of the Exchange Act.

Authorized Shares

If the reverse stock split is implemented, the Board of Directors may reduce proportionately the number of shares of our common stock and capital stock authorized under our Amended and Restated Certificate of Incorporation. The number of shares of our preferred stock authorized under our Amended and Restated Certificate of Incorporation would not be reduced and will remain at 5,000,000 shares.

Required Vote

The affirmative vote of a majority in voting power of the shares of our common stock outstanding as of the record date will be required to approve this proposal.

Our Board of Directors unanimously recommends a vote FOR the proposal to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio within the range from one-for-10 to one-for-40 at any time prior to July 31, 2008, together with a corresponding reduction in the number of authorized shares of our common stock and capital stock.

PROPOSAL NO. 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee has appointed Burr, Pilger & Mayer LLP as our independent registered public accounting firm to audit our financial statements for the current fiscal year. Previously, Burr, Pilger & Mayer LLP had audited our financial statements for fiscal years 2005 and 2006, and Ernst & Young LLP had audited our financial statements for fiscal years 1998 through 2004. Representatives of the firm of Burr, Pilger & Mayer LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Ratification by our stockholders of the selection of Burr, Pilger & Mayer LLP as our independent auditors is not required by applicable law, our Certificate of Incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection by our audit committee of Burr, Pilger & Mayer LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Transmeta and its stockholders.

On June 30, 2005, Ernst & Young LLP, which then served as our independent registered public accounting firm, notified us and the chairman of our audit committee that Ernst &Young LLP would resign as our independent registered public accounting firm following the earlier of the completion of services related to the review of our interim financial statements for the quarter ending September 30, 2005, or the filing due date of that quarterly report. The audit committee was informed of, but neither recommended nor approved, Ernst & Young LLP’s resignation as our independent registered public accounting firm.

On August 15, 2005, we filed our quarterly report on Form 10-Q for the quarter ended June 30, 2005. Ernst & Young LLP served as our independent registered public accounting firm in reviewing our interim financial statements for the quarter ended June 30, 2005 for purposes of that quarterly report.

On August 22, 2005, the audit committee engaged Burr, Pilger & Mayer LLP to serve as our independent registered public accounting firm. The audit committee and our management requested, both verbally and in writing, that Ernst & Young LLP respond fully to any inquiries about its integrated audit of our consolidated financial statements for the fiscal year ended December 31, 2004 as may be made by our successor independent registered public accounting firm, Burr, Pilger & Mayer LLP.

Upon the engagement of Burr, Pilger and Mayer LLP as our independent registered public accounting firm on August 22, 2005, Ernst & Young LLP was dismissed as our independent registered public accounting firm. As a result, Ernst & Young LLP will provide no further audit or review services to us for periods ended after June 30, 2005, after the effective date of its dismissal, August 22, 2005. The audit committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm.

The reports of Ernst & Young LLP on our consolidated financial statements as of and for each of the fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern in the audit report for the fiscal year ended December 31, 2004.

During the fiscal years ended December 31, 2003 and 2004, and in the subsequent interim periods preceding the dismissal of Ernst & Young LLP, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act) between Transmeta and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter thereof in their reports on our financial statements for such periods.

Except for the material weakness in internal control over financial reporting described in this paragraph, during the fiscal years ended December 31, 2003 and 2004, and in the subsequent interim periods preceding the dismissal of Ernst & Young LLP, we did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. We and Ernst & Young LLP reported certain material weaknesses in our internal control over financial reporting in our Annual Report on Form 10-K/A for the year ended December 31, 2004. That Annual Report stated that we had material weaknesses in the following six areas: our financial statement close process for preparing and compiling our financial statements for external reporting, our contract administration process, our inventory cost accounting process, our staffing of our technical accounting function, our processes to determine the existence of fixed assets recorded on our balance sheet, and our segregation of duties among our limited finance department staff. The audit committee and our management have discussed these material weaknesses with Ernst &

Young LLP and have authorized Ernst & Young LLP, both verbally and in writing, to respond fully to any inquiries about our material weaknesses over financial reporting as may be made by our successor independent registered public accounting firm, Burr, Pilger & Mayer LLP.

We provided Ernst &Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish a letter to the SEC stating whether or not Ernst & Young LLP agrees with the above statements. A copy of Ernst & Young LLP’s letter, dated August 26, 2005, is filed as Exhibit 16.01 to the Form 8-K/A filed by us with the SEC on August 26, 2005.

On August 22, 2005, the audit committee engaged Burr, Pilger & Mayer LLP as our independent registered public accounting firm. We had not consulted with Burr, Pilger & Mayer LLP during the two fiscal years ended December 31, 2004 and 2003 or during any subsequent interim period preceding their engagement on: the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on our consolidated financial statements; or any matter that was either the subject of a “disagreement,” as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The aggregate fees billed by Burr, Pilger and Mayer LLP, our independent registered public accounting firm, for professional services provided for fiscal years ended December 31, 2006 and December 31, 2005, respectively, were as follows:

	2006	2005

Audit Fees	$842,275	$765,512
Audit-Related Fees	4,250	810
Tax Fees	—	—
All Other Fees	—	—

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements and fees for the audit of our internal control over financial reporting as of December 31, 2006 and December 31, 2005, respectively, in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees for products and services other than the services reported above

Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by our principal accountants be approved in advance by our audit committee, subject to certain exceptions relating to non-audit services accounting for less than 5% of the total fees paid to our principal accountants that are subsequently ratified by our audit committee. Pursuant to Section 10A(i)(1) of the Exchange Act, our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to our audit committee regarding the extent of services provided by the independent auditor in accordance with this pre- approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis.

All of the services described above respecting Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the audit committee pursuant to the pre-approval policy.

Our Board of Directors recommends a vote FOR the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2007.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to Transmeta’s audited financial statements for fiscal year 2006. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The audit committee’s purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements, by monitoring the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management; appointing and reviewing, and evaluating the independence and performance of, our independent auditors; and facilitating communication among our independent auditors and our financial and senior management. The audit committee is composed of three independent non-employee directors. The current members of the audit committee are Barnes, Dickinson and Timmins, who is the committee chair. The committee operates under a charter that is posted on our company website at http://www.transmeta.com/corporate/ir/corpgovernance.html.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Burr, Pilger & Mayer LLP, were responsible for performing an independent audit of our fiscal 2006 consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discusses with our independent auditors the overall scope and plans for the audit. The audit committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our accounting principles.

In performing its oversight role, the audit committee considered and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2006. The audit committee recommended the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2007.

The members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Burr, Pilger & Mayer LLP is in fact “independent” as required by the rules of The NASDAQ Stock Market.

AUDIT COMMITTEE:

R. Hugh Barnes
Robert V. Dickinson
Rick Timmins

RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

The audit committee of our Board of Directors is responsible for reviewing and approving all related party transactions, either in advance or when we become aware of a related person transaction that was not approved in advance. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the nominating and corporate governance committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with directors that would potentially interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Transactions with Related Persons

Other than the compensation arrangements described in “Director Compensation,” “Executive Compensation” and “Employment Contracts, Termination of Employment and Change in Control Arrangements” and the transactions described below, since January 1, 2006, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party to which the amount involved exceeds $120,000 and in which any executive officer, director or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

Our Certificate of Incorporation limits the liability of our directors for monetary damages arising from breach of their fiduciary duties as directors, except to the extent otherwise required by the Delaware law, and our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. In addition, since January 1, 2006, we have entered into our standard form indemnification agreement with Ralph J. Harms, our Chief Financial Officer. This agreement provides for the indemnification of Mr. Harms for all expenses and liabilities incurred in connection with any action or proceeding brought against him by reason of the fact that he is or was an agent of Transmeta.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2008 annual meeting of stockholders must be received at our principal executive offices no later than [120 days prior to the one year anniversary of the date of this proxy], 2008 in order to be included in our proxy statement and form of proxy relating to that meeting. The date by which any such proposals must be submitted to us may be earlier if our 2008 annual meeting of stockholders is held before July 1, 2008, in which case proposals must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2008 annual meeting of stockholders. Stockholders wishing to bring a proposal before our 2008 annual meeting of stockholders (but not include the proposal in our proxy materials) must provide written notice of the proposal to the Secretary of Transmeta at our principal executive offices on or after February 7, 2008 and on or before May 16, 2008. As described below, the date by which any such proposals must be submitted to us may be earlier if our 2008 annual meeting of stockholders is held before July 1, 2008. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Transmeta at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2007 annual meeting. If the annual meeting in 2008 is more than 30 days before or more than 60 days after the first anniversary of the 2007 annual meeting, then stockholders must give us notice of any proposal no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting and no more than 105 days before the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our capital stock owned by the stockholder, beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us upon request. Our bylaws are also on file with the SEC. The proxy holders will vote all proxies received for the annual meeting in 2007 according to their judgment on all stockholder proposals that we receive after          , 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms furnished to us by such persons and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met in a timely manner during 2006.

CODE OF ETHICS

We have adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers that applies to our Chief Executive Officer and senior finance professionals. We have also adopted a Code of Conduct that applies to all of our directors, officers and employees. In addition, we have adopted a Statement of Policy Regarding Accounting Complaints and Concerns. These corporate policies are posted on our company website at http://www.transmeta.com/corporate/ir/corpgovernance.html. We intend to disclose any amendments or waivers to our Code of Ethics and Code of Conduct on our internet website that would otherwise be required to be disclosed in Form 8-K.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2007 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of Transmeta at our principal executive offices no later than March 16, 2007.

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.